As filed with the Securities and Exchange Commission on December 2, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLOVIS ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0475355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Clovis Oncology, Inc. 2011 Stock Incentive Plan

Clovis Oncology, Inc. 2011 Employee Stock Purchase Plan

Clovis Oncology, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

Patrick J. Mahaffy

President and Chief Executive Officer

Clovis Oncology, Inc.

2525 28th Street, Suite 100

Boulder, Colorado 80301

(303) 625-5000

(Address, including zip code and telephone number, including area code, of principal executive offices)

Copies to:

Peter H. Jakes, Esq.

William H. Gump, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001	1,577,914 (1)	$12.80 (3)	$20,197,299 (3)	$2,315
	903,816 (2)	$0.29-$11.02 (4)	$ 4,161,563 (5)	$ 477

(1)	Represents 1,388,258 shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the Clovis Oncology, Inc. 2011 Stock Incentive Plan (the “2011 Plan”) and 189,656 shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the Clovis Oncology, Inc. 2011 Employee Stock Purchase Plan (the “Stock Purchase Plan”).
(2)	Represents 903,816 shares of common stock issuable with respect to outstanding options previously granted pursuant to the Clovis Oncology, Inc. 2009 Equity Incentive Plan (the “2009 Plan”, and collectively with the Stock Purchase Plan and the 2011 Plan, the “Plans”).
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $12.80 (the average of the high and low prices of Clovis Oncology, Inc.’s common stock on November 29, 2011) by (ii) 1,577,914 (number of shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the 2011 Plan and the Stock Purchase Plan).
(4)	The per-share exercise price with respect to (i) 189,654 of the outstanding options is $0.29, (ii) 151,457 of the outstanding options is $3.08, (iii) 330,870 of the outstanding options is $3.28, and (iv) 231,835 of the outstanding options is $11.02.
(5)	Reflects the aggregate offering price based on the per-share exercise price of (i) $0.29 per share with respect to 189,654 of the outstanding options, (ii) $3.08 per share with respect to 151,457 of the outstanding options, (iii) $3.28 per share with respect to 330,870 of the outstanding options, and (iv) $11.02 per share with respect to 231,835 of the outstanding options.
(6)	In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Clovis Oncology, Inc. (the “Company”) to register 2,292,074 shares of the Company’s common stock, par value $0.001 per share, which are issuable with respect to outstanding awards previously granted pursuant to the 2009 Plan, and which are available for future issuance pursuant to awards to be granted in the future under the 2011 Plan. As of the effective date of the Company’s Registration Statement on Form S-1, File No. 333-175080, filed with the Commission on June 23, 2011, as amended by Amendments Nos. 1, 2, and 3 filed on August 5, August 31, and October 31, 2011, respectively, (the “Form S-1 Registration Statement”), the Company ceased making grants under the 2009 Plan, and the number of shares of common stock that remained available for grant under the 2009 Plan as of such date became available for grant under the 2011 Plan. The number of shares of common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement, or other termination of an outstanding award under the 2009 Plan following the effective date of the Form S-1 Registration Statement shall also become issuable pursuant to the 2011 Plan. Additionally, this Registration Statement covers 189,656 shares of common stock which may be issued under the Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement:

(a)	the Company’s Prospectus filed on November 16, 2011 (the “Prospectus”), pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Form S-1 Registration Statement, in which there is set forth the Company’s audited financial statements for the year ended December 31, 2010;

(b)	the Prospectus, in which there is set forth the Company’s unaudited financial statements for the three quarters ended September 30, 2011; and

(c)	the description of the Company’s common stock, $0.001 par value per share, which is contained in the Prospectus.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	DESCRIPTION OF SECURITIES

Inapplicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company’s certificate of incorporation also provides that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification for such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Company does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the Company has entered into indemnification agreements with each of its directors and executive officers and intends to enter into indemnification agreements with any new director and executive officer in the future.

The Company maintains a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of the Company’s board of directors.

The underwriting agreement entered into by the Company in connection with the Form S-1 Registration Statement provides that the underwriters will indemnify, under certain conditions, the Company’s directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

Item 8.	EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page).

Item 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 1st day of December, 2011.

CLOVIS ONCOLOGY, INC.

By:	/s/ Erle T. Mast
Name:	Erle T. Mast
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints each of Patrick J. Mahaffy and Erle T. Mast, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, to sign any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Patrick J. Mahaffy Name: Patrick J. Mahaffy	President and Chief Executive Officer; Director (Principal Executive Officer)	December 1, 2011

/s/ Erle T. Mast Name: Erle T. Mast	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 1, 2011

/s/ Brian G. Atwood Name: Brian G. Atwood	Director	December 1, 2011

/s/ M. James Barrett Name: M. James Barrett	Director	December 1, 2011

/s/ James C. Blair Name: James C. Blair	Director	December 1, 2011

/s/ Paul Klingenstein Name: Paul Klingenstein	Director	December 1, 2011

/s/ Edward J. McKinley Name: Edward J. McKinley	Director	December 1, 2011

/s/ John C. Reed Name: John C. Reed	Director	December 1, 2011

/s/ Thorlef Spickschen Name: Thorlef Spickschen	Director	December 1, 2011

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page).